Exhibit 10.30

FINANICIAL ADVISORY AND INVESTMENT BANKING AGREEMENT

This Agreement is made and entered into this 5th day of April, 2004 between Finance Investments, Inc. (“VFIN”) and China Ventures Inc. (“Company”).

A glossary of definitions as used in this Agreement is set forth in Paragraph 11, below.

The parties hereto agree as follows:

1.

Engagement; Nature of Services:

a)

Company hereby engages VFIN as Company’s financial advisor to render financial and other general advice as an investment banker, including, without limitation, advice relating to “Advisory”, “Transactions”, and/or “Financings” and similar matters, as may be reasonably requested by Company.  In that regard, VFIN will assist Company in the identification of suitable auditors and council, the establishment of a Company office in the United States, the incorporation of the Company in the United States, the listing of the Company shares in the United States, the restructuring of the capital structure of the Company and similar matters, as may be reasonably requested by Company.  In that regard, VFIN will, once the Company’s shares have been listed in the Over The Counter Bulletin Board Exchange or better, assist the Company in identifying, analyzing, structuring and negotiating suitable business opportunities which Company may take advantage of by purchase or sale of stock or assets, assumption of liabilities, merger, consolidation, tender offer, strategic relationship, joint venture, franchise agreement, licensing agreement, royalty agreement, financing arrangement or any similar transaction or combination thereof.  This Agreement shall not be construed as a firm commitment or guarantee of financing which shall be on a “best efforts” basis only.  VFIN shall obtain the consent of Company prior to contacting any potential participants in a proposed Advisory, Transaction, or Financing.  The decision to consummate an Advisory relationship, Transaction and/or Financing shall be in the Company’s sole and absolute discretion.

b)

VFIN shall not be required to undertake duties not reasonably within the scope of the financial advisory or investment banking services contemplated by this Agreement or to spend any minimum amount of time in providing such services.  VFIN does not provide tax, accounting or legal advice.  Public offerings, if any, shall be subject to separate agreement and are expressly not addressed in this Agreement.

c)

VFIN shall render such other Financial advisory and investment banking services as may from time to time be agreed upon in writing by VFIN and Company (e.g. fairness opinions, business plans, etc.) The fees payable for any such other services shall be customary investment banking fees to be mutually agreed upon based upon the nature and type of such services to be rendered.

2. Term:

Subject to paragraph 4, this Agreement shall commence upon execution and be effective for a period of six (6) months continuing thereafter on a month-to-month basis unless and until terminated on thirty days written notice by either party to the other.

3. Compensation:

In consideration of the services to be rendered by VFIN hereunder, Company shall issue to VFIN “Retainer Shares” and shall pay to VFIN “Retainer Fees”, “Transaction Fees” and/or “Financing Fees”.

a) Retainer Fees: Upon the execution hereof, Company shall pay to VFIN a fee (“Retainer Fee”) in immediately available funds in the amount of $15,000 (“fifteen thousand dollars”) U.S. Dollars (“USD”).  Commencing with the first month after execution of this Agreement and continuing monthly thereafter, Company shall pay to VFIN a fee (“Continuing Retainer Fee”) in immediately available funds in the amount of $2,000 (“two thousand dollars”).  The Retainer fee and the Continuing Retainer Fee shall be non-refundable.

b) Transaction Fees: At the first closing under each Transaction introduced by VFIN, Company shall pay to VFIN a fee (each a “Transaction Fee”) in immediately available funds equal to five percent (5%) of the “Aggregate Consideration” exchanged or received in connection with such Transaction; provided however, that any Transaction Fee due to VFIN as a result of consideration which or contingent upon the occurrence of some future event (e.g. an earnout or the realization of earnings projections) shall be payable at the earlier of: (i) the receipt of such consideration, or (ii) the time that the amount of such consideration can be determined.

c) Financings:

(i) Financing Fees: At the first closing under each Financing introduced by VFIN, Company shall pay to VFIN a fee (each a “Financing Fee”) in immediately available funds equal to the sum of one percent (1%) of all secured debt funds raised, plus four percent (4%) of all unsecured debt funds raised, plus two percent (2%) of all equity funds raised in the private markets in connection with such Financing.  For purposes of calculating any Financing Fee, convertible securities shall be treated as equity.  The Financing Fee shall be calculated on the gross total credit facility before any deductions, including but not limited to fees, deposits, transaction expenses, reserves, insurance or other amounts withheld or paid by the “Financing Source”.  If the funds raised by Company pursuant to a Financing are to be received in whole or in part via instalment payments, such instalment payments are not currently ascertainable or relate to the exercise of options, warrants and/or similar securities, the portion of the Financing Fee relating thereto shall be payable at the earlier of (i) the receipt of such contingent payments, or (ii) the time that the amount of such contingent payments can be determined.  The parties hereby agree that VFIN will not be entitled to any financing fees on any financing done by the Company with RAB Capital PLC or any of its affiliates.

(ii) Financing Options: In addition, at the first closing under the first Financing hereunder, Company shall issue to VFIN additional options (the “Financing options”) to purchase such number of shares of the common stock of Company equal to: (x) ten percent (10%) of the aggregate number of fully diluted shares of common stock as shall have been purchased by Financing Sources pursuant to the Financing, plus (y) ten percent (10%) of the aggregate number of fully diluted shares of common stock into which any convertible securities which shall have been purchased by Financing Sources pursuant to the Financing may be converted (after giving effect to any increase in share under a ratchet or similar provision pursuant to which the number of shares initially purchased is subsequently increased). The Financing Options shall be exercisable for a period of five years from the date of issuance on the same terms and conditions applicable to, and with an exercise price per share equal to the effective per share price paid by, Financing Sources for a share of common stock of Company.  The terms of Financing Options shall be set forth in an agreement (the Financing Warrant Agreement”) in for attached hereto as Annex B.  The Financing Option Agreement shall contain customary terms, including without limitation, provisions, change of control, price based anti-dilution, and customary demand and piggyback registration rights.

d) Transactions and Financings of Related Entities: In calculating the compensation payable to VFIN hereunder, the parties understand and agree that the definition of Transaction and Financing shall be broadly construed so as to include any transactions and financing of Company’s subsidiaries, affiliates, successors or other controlled units, either existing or formed subsequent to the date hereof, and shall only include parties introduced or identified by VFIN.

4. Non-renewal or Termination: Upon non-renewal or termination of this Agreement, VFIN shall provide Company with a written list of parties with whom it has bad discussions in connection with any proposed Transaction or Financing. Notwithstanding any such non-renewal or termination, VFIN shall be entitled to the compensation provided under Paragraph 3 with respect to any Transaction or Financings which shall be consummated with any party named on such list within twelve (12) months following such non-renewal or termination.

5. Reimbursement of Expenses: Promptly following presentation of customary documentation Company shall reimburse VFIN for all reasonable fees and disbursements of VFIN’s outside counsel and VFIN's reasonable travel and out of pocket expenses as incurred in connection with the service performed by VFIN pursuant to this Agreement, including without limitation, hotel, food and associated expenses including long-distance telephone calls; provided that to the extent any such reimbursement would cause aggregate reimbursement to exceed Three Hundred Dollars ($300) such excess fees and disbursements, shall be subject to Company's prior approval.

6. No Public Disclosure: Company acknowledges that an opinions and advice (written or oral) given by VFIN to Company in connection with VFIN's engagement are intended solely for the benefit and use of Company and Company agrees that no person or entity other than Company shall be entitled to make use of or rely upon such opinion or advice to be given hereunder, and no such opinion or advice shall be used for any other purpose or reproduced or disseminated, in any manner or for any purpose, nor may Company make any public references to VFIN without VFIN's prior written consent.

7. Non-Exclusive Services: Company acknowledges that VFIN and its affiliates are in the business of providing financial advisory services, investment banking services, and consulting advice to others. Nothing herein contained shall be construed to limit or restrict VFIN in conducting such business with others, or in rendering such advice to others, except as such advice may relate to matters relating to Company’s business and properties.

8. Reliance on Information: Company recognizes and confirms that, in advising Company and in fulfilling its engagement hereunder, (i) VFIN will use and rely on data, material and other information furnished to VFIN, and (ii) VFIN may rely upon such data material and other information without any independent investigation or appraisal to verify its accuracy, completeness or veracity, except to the extent VFIN has actual knowledge to the contrary. Company represents and warrants that all such data, material and other information provided by Company will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. VFJN shall be under no ob1igation to make an independent appraisal of assets or an independent investigation or inquiry as to any information regarding, or any representations of, any other participant in a Transaction or Financing, nor shall VFIN have any liability with regard thereto. If, in VFIN's opinion after completion of its due diligence process, the condition or prospects of Company, financial or otherwise, are not substantially as represented or do not fulfill VFIN's expectations, \/FIN shall have the sole discretion to determine its continued participation in any proposed Financing and/or Transaction.

9. Indemnification Agreement: To induce VFIN to act on behalf of Company in connection with VFIN's engagement hereunder) Company and VFIN are entering into a separate indemnification agreement substantially in the form attached hereto as Annex A and dated the date hereof, providing for the indemnification of VPIN by Company. VFIN has entered into this Agreement in reliance on the indemnities set forth in such indemnification agreement.

10. Independent Contractor: VFIN shall perform its services hereunder as an independent contractor and not as an employee of Company or an affiliate thereof. VFIN shall have no authority to act for, consent or bind Company or any affiliate thereof in my manner, except as may be agreed to expressly by Company in writing from time to time.

11. Definitions:

a) “Aggregate Consideration” shall mean the total consideration (i.e. stock, cash, assets and all other property (real or personal, tangible or intangible) plus any debt assumed) exchanged or received or to be exchanged or received directly or indirectly by Company or any of its security holders or subsidiaries or affiliates in connection with a Transaction, including, without limitation any amounts paid or received or to be paid or received pursuant to any earn-out or contingent payment right or similar arrangement, agreement or understanding whether oral or written, associated with a Transaction. Consideration paid or to be paid other than in cash shall be valued at fair market value except that liabilities assumed and notes issued will be valued at the face amount thereof. The fair market value of consideration paid in securities for which there is a recognized trading market shall be based on the closing offer price of the securities on the day immediately preceding the closing of the Transaction and shall be computed as if the securities were freely tradable.

b) “Company”: shall mean China Ventures Inc.

c) "Continuing Retainer Fee” is defined in Section 3(b).

d) "Financing" shall mean any debt financing and/or equity investment in Company pursuant to which funds are received or to be received by Company, including without limitation any lease financing vendor financing government sponsored financing or any similar transaction or combination thereof. The amount of funds raised pursuant to a Financing shall be deemed to include the total value of "Securities' sold directly or indirectly, in connection with the Financing, including any proceeds received by Company upon the exercise of any options, warrants and/or similar securities; any amounts paid into escrow and any amounts payable in the future whether or not subject to any contingency. For purposes of clarity, Financing shall not include: (x) a "Transaction" (i.e.. a transaction pursuant to which funds are received by Company’s shareholders); or unless initiated with the assistance or materials prepared by VFIN (y) working capital financially provided by commercial bank loan departments; or (z) extensions, renewals or modifications of Financings or refinancings with existing creditors.

e) “Financing Fee” is defined in Section 3(d)(i).

f) “Financing Source” shall mean a party participating in a Financing, introduced or identified by VFIN, by being the source of funds, raised thereunder through the purchase or other acquisition or receipt of Securities.

g) "Financing Options" are defined in Section 3(d)(ii).

h) "Financing Option Agreement” is defined in Section 3(d)(ii).

i) “Retainer Fee” is defined in Section 3(b).

j) “Securities” shall mean debt, mezzanine and/or equity interests or any combination thereof.

k) Transaction” shall mean any merger, business combination or reorganization, acquisition of some or all of the stock or assets of another company, purchase or sale of some or all of the stock or assets of Company not in the ordinary course of business, joint venture, strategic relationship, licensing agreement, royalty agreement, franchise agreement, distribution agreement or my similar transaction or combination thereof, in which the parties were introduced or identified by VFIN.

l) “Transaction Fee” is defined in Section 3(c).

m) “VFIN”" shall mean vFinance Investments, Inc.

12. Miscellaneous:

a)

Entire Agreement: This Agreement and Annex A constitute the entire agreement and understanding of the parties hereto and supersede any and all previous agreements and understandings, whether oral or written with respect to the matters set forth herein.  No provision of this Agreement may be amended, modified or waived, except in a writing signed by the parties. This Agreement and the Annex shall be binding upon and inure to the benefit of each of the parties and their respective successors, legal representatives and assigns.

b)

Notice: Any notice or communication permitted or required hereundcr shall be in writing and shall be deemed sufficiently given if hand de1ivered or sent postage prepaid by certified mail, return receipt, requested as set forth below. or to such other address as either party may notify the other of in writing:

if to Company, to:

_____________________

_____________________

Attn: Ronald Shon

President

if to vPinance

Investment, Inc. to

vFinance Investment Inc.

3010 N. Military Trail Suite 300

Boca Raton, Florida 33431

Attn: Chief Financial Officer

c) “Governing Law: Executive Jurusdiction” This Agreement shall be construed in accordance with and governed by the :laws of the State of (New York) without giving effort to its conflict of' law principles. (Any dispute which may arise between the parties arising out of or in connection with this Agreement shall be adjudicated before a court located in (New York, New York) and they hereby submit to the exc1usive jurisdiction of the courts of the State of Florida located in New York, New York) and of the federal court in the applicable district of (New York, New York) with respect to any action or legal proceeding commenced by any party, and irrevocably waive any objection they now or hereafter may have respecting the venue of any such action or proceeding brought in such a court or respecting the fact that such court is an inconvenient forum, waive trial by jury in any such action of proceeding, and consent to the service of process in any such action or legal proceeding by means of registered or certified mail, return receipt requested, to the address set forth in Paragraph 12.

d) Tax Treatment and Tax Structure: Notwithstanding anything to the contrary contained in this Agreement, the parties to this Agreement and their respective representatives (and representatives. employees and agents of such representatives) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction(s) and/or Financing(s) which is the subject matter of this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to the parties and their representatives relating to such tax treatment and tax structure, all as contemplated by Treasury Regulation Section 1.6011004(b)(3)(iii). The preceding disclosure authorization shall not affect, or prevent any person from asserting any attorney-client privilege, work-product doctrine or other applicable privilege or defence against disclosure of such information. Additionally, the preceding disclosure authorization does not extend to disclosure of any other confidential information, including without limitation the identities (other than the tax status) of the participant or potential participants in the Transaction(S) and/or Financing(s) or any other term or detail not related to the tax structure or tax treatment of the Transaction(s) and/or Financing(s). Further, this paragraph is intended to cause the Transaction(s) and/or Financing(s) not to be treated as having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended, and shall be strictly construed in a manner consistent with such limited purpose.)

If the foregoing correctly sets forth our understanding with respect to the foregoing, please so indicate by signing below at which time, this letter shall become a binding agreement.

VFINANCE INVESTMENTS, INC

“signed”

_____________________________

By: Jonathan C. Rich

Senior Vice President, Investment Banking

Accepted and Agreed:

China Ventures Inc.

By: Ronald Shon

President

ANNEXA

Indemnification Provisions to Financial Advisory and Investment Banking

Agreement (the “Agreement") dated April 6, 2004 between

vFinance Investment, Inc. ("VFIN") and China Ventures Inc. (the “Company”)

1.

Company agrees to (a) reimburse VFIN its affiliates and their respective directors, officers, employees, agents and controlling persons (each, an “Indemnified Party”) promptly upon demand for actual, out of pocket expenses (including reasonable fees and expenses for legal counsel) as they are incurred in connection with the investigation of, preparation for or defence of any pending or threatened claim or any litigation, proceedings or other action in connection with or arising out of or relating to the engagement of VFIN under the Agreement or any actions taken or omitted, services performed or matters contemplated by or in connection with the Agreement, (collectively, a "Claim"); and (b) to indemnify and hold harm1ess the Indemnified Party from and against any and all out of pocket losses, claims, damages and liabilities, joint or several to which any Indemnified Patty may become subject including any amount paid in settlement of any litigation or other action (commenced or threatened) to which Company shall have consented in writing (such consent not to be unreasonably withheld) whether or not any Indemnified Party is a party and whether or not liability resulted; provided however that Company shall not be liable in respect of any loss, claim, damage or liability to the extent that a court or other agency having competent jurisdiction shall have determined by final judgment (not subject to further appeal) that such loss claim, damage or liability shall have been incurred solely as a direct result of the willful misconduct or gross negligence of such Indemnified Party.

2.

Company will not, without the prior written consent of each Indemnified Party settle, compromise or consent to the entry of any judgment in any pending or threatened Claim in respect of which indemnification may be reasonably sought hereunder (whether or not any Indemnified Party is an actual or potential party to such Claim), unless such settlement, compromise or consent includes an unconditional, irrevocable release of each Indemnified Party against whom such Claim may be brought from any and all liability arising out of such Claim.

3.

In the event the indemnity provided for hereunder is unavailable or insufficient to hold any Indemnified Party harmless, then Company shall contribute to amounts paid or payable by an Indemnified Party in respect of such Indemnity Party's losses, claims, damages and liabilities as to which the indemnity provided for hereunder is unavailable or insufficient (i) in such portion as appropriately reflects the relative benefits received by Company, on the one hand, and the Indemnified Party on the other hand in connection with the matters as to which losses, claims, damages or liabilities relate, or (ii) if the allocation provided by (i) above is not Permitted by applicable law in such proportion as appropriately reflects not only the relative benefits referred to in clause (i) but also the relative fault of Company on the one hand and the Indemnified Party, on the other hand as well as any other equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any reasonable legal or other out of pocket fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof VFIN’s share of the liability hereunder shall not be in excess of the amount of fees actually received by VFIN under the Agreement (excluding any amounts received as reimbursement of expenses by VFIN),

4.

These Indemnification Provisions shall remain in full force and effect and survive the expiration of the terms of the Agreement and shall be in addition to any liability that Company might otherwise have to any Indemnified Party under the Agreement or otherwise.

5.

Each party hereto consents to personal jurisdiction and service of process and venue by any court in the State of New York by which any claim for indemnity is brought by any Indemnified Person, except as provided in Section 12 (c) of the Agreement.

VFINANCE INVESTMENTS, INC.

By:_____________________

Jonathan C. Rich

Senior Vice President, Investment Banking

China Ventures Inc.

By: ____________________

Ronald Shon

President